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                                  May 25, 2006

Banc of America Funds Trust
c/o Columbia Management Distributors, Inc.
One Financial Center
Boston, MA 02111-2621

Gentlemen:

     With respect to our purchase from you of $320,000 in shares of beneficial interest in Banc of America Funds Trust (the "Trust"), consisting of $100,000 in shares to be allocated pro rata across the shares of Banc of America Retirement 2005 Portfolio, Banc of America Retirement 2010 Portfolio, Banc of America Retirement 2015 Portfolio, Banc of America Retirement 2020 Portfolio, Banc of America Retirement 2025 Portfolio, Banc of America Retirement 2030 Portfolio, Banc of America Retirement 2035 Portfolio and Banc of America Retirement 2040 Portfolio for seed capital purposes, and $220,000 for additional investment purposes only, we hereby advise you that we are purchasing shares with no intention to dispose of such shares either through resale to others or redemption by the Trust.

                                        Very truly yours,

                                        Columbia Management Distributors, Inc.


                                        By: /s/ Donald E. Froude
                                            ------------------------------------
                                        Name: Donald E. Froude
                                        Title: President